Exhibit 10.1

EXECUTIVE RESIGNATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS EXECUTIVE RESIGNATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), is made and entered into by and between Elizabeth M. Braham (“Executive”) and Epiq Systems, Inc., a Missouri corporation (“Epiq”).

1.                                      Executive’s employment with Epiq commenced on or about July 29, 2002 pursuant to that certain Employment, Confidential Information, Invention Assignment and Arbitration Agreement between Executive and Epiq Systems (as defined herein)(the “Employment Agreement”).  Executive has decided to resign voluntarily from Executive’s employment with Epiq and each of its affiliates and subsidiaries (collectively, “Epiq Systems”) (including any and all positions that Executive holds as an officer and/or director of such companies) effective as of 5:00 p.m. Central Standard Time on March 14, 2014 (the “Resignation Date”), and in connection with such resignation, the parties are entering into this Agreement to provide for among other things a general release of claims in exchange for the consideration set forth herein.  Epiq has paid and/or will pay Executive’s base salary and accrued vacation, if any, earned through the Resignation Date (less required payroll deductions and withholdings).  As of the Resignation Date, it is agreed that Executive will be relieved of all duties associated with Executive’s position (including without limitation as set forth above), and that Executive will not, and has no actual or apparent authority to, take any actions or incur any liability on behalf of Epiq Systems.  Executive agrees that for the time period that begins on the Resignation Date and continues through the first anniversary of the Resignation Date, Executive shall promptly provide Epiq written notification regarding any new employment (including with respect to any consulting arrangement, except as between Executive and Epiq) accepted by Executive including the name and principal address of the new company and the job title of Executive’s new employment (or consulting arrangement, as applicable) with such company or person.  Notwithstanding anything in this Agreement to the contrary, from the Effective Date through the one year anniversary of the Resignation Date, Executive hereby grants consent to Epiq to notify any new employer of Executive or other person regarding Executive’s non-compete and/or non-solicitation obligations under this Agreement.

2.                                      Executive acknowledges and agrees that on and after the Effective Date of this Agreement, Executive shall continue to comply with and be bound by all obligations set forth in Exhibit A hereto, which shall control over any directly conflicting provisions in any employment-related agreement between Executive and Epiq including the Employment Agreement (the “Post-Termination Obligations”).

3.                                      In consideration for the mutual promises contained herein, subject to this Agreement becoming effective as set forth in Section 13 below, Epiq will provide Executive with the following payments and benefits (collectively, the “Special Consideration”):

(a) a lump sum severance payment of One Million, One Hundred and Seventy Thousand Dollars and Zero Cents ($1,170,000.00)(less withholding for federal tax, state tax, and other standard deductions); this severance payment will be made to Executive within five (5) business days following the Effective Date (as defined below);

EPIQ CONFIDENTIAL

(b) a lump sum severance payment of One Million, Four Hundred Forty Thousand, Six Hundred Twenty-Five Dollars and Zero Cents ($1,440,625.00)(less withholding for federal tax, state tax, and other standard deductions); this severance payment will be made to Executive on or before December 31, 2014 in connection with the execution by Executive and delivery to Epiq of the release certificate annexed hereto as Exhibit B (the “Additional Release”); provided that Executive signs the Additional Release on or after December 1, 2014 and not later than the close of business on December 10, 2014 and promptly delivers such signed Additional Release to Epiq;

(c) Epiq hereby assigns on an “as is, where is” basis to Executive all right, title and interest in and to the equipment specified on Exhibit C hereto that was provided to Executive by Epiq (the “Retained Equipment”); provided that Epiq hereby disclaims all warranties, whether express or implied, to the Retained Equipment, and by signing this Agreement, Executive agrees that Executive shall allow Epiq to remove any Confidential Information including any Epiq software and any Epiq-licensed third party software from the Retained Equipment before Executive takes possession of it; and

(d) with respect to that certain automobile lease (the “Lease”) for a 2013 Porsche Cayenne (VIN WP1AD2A20DLA73313) (the “Automobile”) wherein Epiq is the lessee and the Automobile was a perquisite provided to Executive during the term of Executive’s prior employment, Epiq shall:  (x) provide Executive with exclusive use of the Automobile after the Resignation Date and through termination of the Lease and continue to maintain and timely pay all required payments under the Lease through the termination of the Lease including but not limited to lease, tax, title, and insurance, such insurance to be consistent with coverage currently in place,  (y) cause updated evidence of insurance cards to be timely provided to Executive during the Lease term, and (z) upon the conclusion of the Lease (or earlier in Epiq’s discretion pursuant to Section 17(B) of the Lease), buy out the Lease and purchase the Automobile including to pay any applicable taxes and other fees and cause the ownership of the Automobile including the certificate of title to be transferred to Executive, provided that upon and following such transfer of ownership Epiq shall not have any further liability for or obligation pertaining to the Automobile including but not limited to sales, tax, title and/or insurance.

The Special Consideration will not be paid, granted and performed until on and after the Effective Date.  The Special Consideration will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by Epiq Systems.  Executive acknowledges that the Special Consideration represents consideration for signing and abiding by this Agreement, including the Release (as defined below), and continued compliance with the Post-Termination Obligations, and is not salary, wages or benefits to which Executive was otherwise entitled.  Epiq and Executive agree that Epiq has paid Executive all salary, benefits, perquisites, and compensation of any nature, due and owing in accordance with the payroll schedule in existence as of the Resignation Date.  No additional salary, benefits, perquisites, or compensation of any nature are payable unless specifically provided for herein.  In addition, in accordance with the Epiq Associate Guide, Epiq agrees to pay Executive for all of Executive’s accrued but unused vacation pay (accrued through the Resignation Date), if any.  Executive further specifically acknowledges and agrees that the Agreement does not provide for, and that Executive is ineligible for continued participation in any 401(k) retirement savings or disability insurance plan following the Resignation Date.  Executive acknowledges and agrees that any unvested stock options Executive had or may have been entitled to have as of the Resignation Date will not be accelerated or vested and will be automatically terminated and forfeited as of the Resignation Date.  Executive’s rights with respect to any equity awards (such as stock options or grants of restricted stock) shall be determined in accordance with the terms of such equity awards and the applicable equity award plans and/or agreements, which are not modified in any way by this Agreement; provided that Executive acknowledges and agrees that the one hundred thousand (100,000) restricted shares of common stock of Epiq awarded to Executive on or about January 28, 2014, by the Compensation Committee of the Board of Directors of Epiq, pursuant to the Epiq 2004 Equity Incentive Plan, as amended (the “2004 Plan”), the vesting of which was contingent upon among other things the achievement by Epiq of certain performance-based objectives for fiscal year 2014 (the “Award”), has been forfeited pursuant to the Plan as of the Resignation Date, and in connection therewith, that certain Restricted Stock Award Agreement between Executive and Epiq, which was entered into in connection with such Award, is void and of no effect.  Executive understands and acknowledges that Executive shall not be entitled to any payments or benefits (including, but not limited to, any bonus or other compensation for Epiq’s 2014 fiscal year) from Epiq other than those expressly set forth in this Section 3.

4.                                      Executive acknowledges and agrees that Executive will not be eligible after the Resignation Date for any other compensation, bonus, insurance coverage (other than that for which the Executive may be eligible for under COBRA), pay, or benefits (cash or non-cash) from Epiq.  Executive understands that Executive shall not accrue vacation, sick or personal days after the Resignation Date.  Executive waives and forever discharges the Released Parties (as defined below) from any liability for any payment or benefits of any kind which might otherwise be payable as a result of Executive’s employment with Epiq or termination therefrom (other than any obligations of Epiq under that certain Executive Consulting Advisory Agreement between Executive and Epiq, dated March 14, 2014 (the “Advisory Agreement”) or the Indemnification Agreement, as defined below), it being the intention of the parties to convert and merge all such claims and rights into this Agreement.

4.5.                            Following the Resignation Date, and subject to Executive’s personal and professional obligations and upon reasonable notice and at reasonable times, Executive agrees to reasonably assist Epiq Systems and its attorneys in any litigation or arbitration related matters in which Executive is named as a party or of which Executive has unique specific and relevant knowledge, documents or expertise including (without limitation) any matters in which Executive is currently involved.  Executive acknowledges and agrees that such reasonable assistance may include, but will not be limited to, providing background information regarding any matter on which Executive previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparation for the above-described or similar activities.  Executive’s reasonable assistance will be provided at reasonable times and scheduled in such a manner as to accommodate Executive’s personal and professional commitments.  Executive understands that Executive will receive no additional compensation for Executive’s reasonable assistance beyond the Special Consideration, except that Epiq agrees to reimburse Executive for any reasonable costs and expenses that are incurred by Executive in providing such assistance.  If Executive is contacted by a third party in regard to any dispute, potential dispute, litigation or potential litigation adverse to Epiq, Executive will first contact the chief legal officer of the Epiq Legal Department (the “Epiq

CLO”) before communicating with such person or persons, and will allow legal counsel of Epiq’s choosing without expense to Executive to participate in any such communication. For the duration of Executive’s employment and continuing after the Resignation Date, Executive promises not to encourage, counsel or assist (directly or indirectly) any current or former employee, or third-party in the preparation, prosecution or defense of any civil dispute, difference, grievance, claim, charge or complaint adverse to Epiq Systems unless compelled to do so by valid legal process. If Executive receives notice that Executive is required to provide testimony or confidential information in any context about Epiq Systems to any third party, Executive agrees to inform the Epiq CLO.  Executive, thereafter, agrees to reasonably cooperate with Epiq Systems and its attorneys in responding to (if necessary) such legal process. In that regard, Executive agrees not to testify or provide any information in circumstances described in this paragraph unless: (a) Epiq first provides its written consent to Executive to provide testimony; or (b) after Executive provides the Epiq CLO that she has been served with a subpoena or court order that may require her to testify about matters subject to this paragraph, Epiq has informed Executive in writing that it has fully exhausted its efforts to challenge any request, subpoena or court order requiring Executive’s testimony. If Executive is required to provide testimony in any such context, Executive is, of course, expected to testify truthfully.  If, at any time after the Resignation Date, Executive is required to give testimony in any legal proceeding adverse to Epiq Systems, or Executive’s employment with Epiq, Epiq agrees to provide without expense to the Executive, and Executive agrees to retain, Epiq’s outside counsel engaged in connection with the matter; provided, however, should there be an actual legal conflict of interest preventing such outside counsel from representing both Epiq (and any of its affiliates) and Executive, then Epiq shall provide Executive substitute counsel of Epiq’s choosing and which is reasonably agreed upon by Executive, without expense to Executive.  Executive will continue to be indemnified for Executive’s actions taken while employed by Epiq and under that certain Indemnification Agreement effective as of July 29, 2009, between Epiq and Executive (the “Indemnification Agreement”) and to the same extent as other then-current officers of Epiq under the Epiq Amended and Restated Articles of Incorporation and Bylaws, each as amended through the date hereof and then in effect (respectively, the “Articles of Incorporation” and “Bylaws”), and Executive will continue to be covered by the Epiq directors and officers liability insurance policy as in effect from time to time for Executive’s actions taken while employed by Epiq to the same extent as other then-current directors and officers of Epiq, each subject to the requirements of applicable law.

5.                                      In consideration for the Special Consideration described in Section 3 above, Executive on behalf of Executive and all of Executive’s heirs and/or personal representatives hereby release and forever discharge Epiq Systems and each of their respective successors, assigns, and all of their respective current or former:  employees, officers, directors, members, owners, shareholders, insurers, investors, attorneys, agents, representatives, and employee benefit programs, and the trustees, administrators and insurers of such programs (sometimes referred to herein as the “Released Parties”), of and from any and all claims for relief of any kind, whether known or unknown, including any act, omission, claim, demand, judgment, loss, damage, counterclaim, liability, obligation, complaint, charge, suit, action or cause of action of any kind or nature whatsoever (collectively, “Claims”) which Executive may have had, or may now have, relating to matters occurring on or before the date hereof, except those Claims (i) arising out of the performance of this Agreement; (ii) relating to Executive’s rights to indemnification under the Indemnification Agreement, the Articles of Incorporation and/or the Bylaws; and (iii) Executive’s rights under employee benefit plans of Epiq Systems.  Without limiting in any way the generality of the foregoing general release, Executive specifically releases the Released Parties from any Claims which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation:  any claims Executive may have arising from or relating to Executive’s employment with or termination (including any constructive discharge) from employment with Epiq, including but not limited to breach of contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, and infliction of emotional distress; a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Age Discrimination in Employment Act of 1967, as amended (which prohibits age discrimination in employment); the Older Workers’ Benefit Protection Act (which prohibits age discrimination in employment); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); Section 4980B of the Internal Revenue Code of 1986, as amended (except as expressly set forth in herein); the National Labor Relations Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Fair Labor Standards Act, as amended; the Equal Pay Act of 1963, as amended; Kansas and Missouri state or local statutes or common law, as amended; and any other federal, state or local laws of any kind or nature.  This includes a release by Executive of any claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, torts or any other claims in any way related to Executive’s employment with, resignation from, or termination from employment with Epiq.  Executive further releases any and all claims of whatever nature or source whether known or unknown which arise either partially or entirely from any other action or inaction by any Released Party (such releases provided for in this Agreement by Executive for the benefit of the Released Parties including the Additional Release collectively being the “Release”).  Nothing in this Release or this Agreement shall constitute a release of any Claim that Executive may have or may hereafter have (i) arising out of the performance of this Agreement, (ii) relating to Executive’s rights under employee benefit plans of Epiq Systems; or (iii) relating to Executive’s rights to indemnification under the Indemnification Agreement, the Articles and/or the Bylaws.

6.                                      Executive warrants, with the understanding that such warranty is material to this transaction, that Executive has not breached the Employment Agreement and has not asserted, and no person or entity has asserted on Executive’s behalf, any claim, demand, cause of action or lawsuit arising out of or related in any way to the Executive’s employment with, resignation from, or termination from Epiq or regarding any of the Released Parties herein.  Executive specifically agrees that Executive will not in the future file any complaint, charge or lawsuit including to seek private remedies based on actions or omissions released herein against any Released Party, with any court or any other tribunal; nor will Executive file or assert any claim, complaint or charge seeking individual relief with any local, state or federal governmental agency.  Nothing in this Section 6 shall limit the right of Executive to pursue and Claim against Epiq (i) arising out of the performance of this Agreement, (ii) relating to Executive’s rights under employee benefit plans of Epiq Systems; or (iii) relating to Executive’s rights to indemnification under the Indemnification Agreement, the Articles and/or the Bylaws.

7.                                      Executive agrees that if the Executive does file any complaint, charge or lawsuit in violation of Section 6 above, then Epiq and/or any of the Released Parties, as applicable, shall be entitled to recover from Executive the entire monetary value as of the Effective Date of the Special Consideration described in Section 3 above, as well as its/their costs and expenses incurred in defense of such complaint, charge or lawsuit, including reasonable attorneys’ fees (except as provided in Section 8 below).

8.                                      Notwithstanding anything herein to the contrary, the parties acknowledge and agree that although Executive has specifically agreed to release any claim of age discrimination under the ADEA pursuant to Section 5 above, the remedies described in Section 7 above shall not apply to any complaint, charge or lawsuit under the ADEA, or to any lawsuit filed by the Executive to challenge the validity of Executive’s agreement to release any ADEA claim.  Accordingly, if Executive breaches this Agreement by filing and/or asserting a complaint, charge or lawsuit against Epiq and/or any of the Released Parties under the ADEA, or if Executive files a lawsuit or complaint to challenge the validity of Executive’s release of any ADEA claim, then Epiq and/or the Released Parties, as applicable, will not be entitled to recover from Executive any amount of the Special Consideration, nor any of its/their costs, expenses or attorneys’ fees incurred in defense of such action, except as may be specifically authorized under federal law; provided, however, that the release set forth herein may be pleaded as a full and complete defense to any such action, suit, administrative claim or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

9.                                      Executive covenants and agrees, with the understanding that such covenant is material to this Agreement, not to:  (i) publicize or disclose in any way any terms of this Agreement, except to Executive’s spouse, attorneys and/or financial or tax advisors (provided such financial and/or tax advisors agree to keep such information confidential), and as may be required by law; and (ii) make any disparaging, derogatory, or otherwise unfavorable statements to any third party regarding any Released Party or regarding any of Epiq Systems’ products and/or services unless such statements are made truthfully and only in response to a subpoena or other legal process.  Epiq, on behalf of Epiq Systems and its respective directors, officers and employees, covenant and agree, with the understanding that such covenant is material to this Agreement, not to (i) publicize or disclose in any way the terms of this Agreement, except to its employees with a business need to know, attorneys, financial and/or tax advisors (including its external auditor) with a business need to know, until Epiq is required to disclose, and discloses, this Agreement and the Advisory Agreement and/or the material terms of such agreements in connection with legal or regulatory requirements; and (ii) make any disparaging, derogatory, or otherwise unfavorable statements to any third party regarding Executive unless such statements are made truthfully and only in response to a subpoena or other legal process.  With respect to any Epiq common stock owned by Executive, and in connection with any Epiq shareholder-related vote, the Executive agrees to vote such stock in favor of the Epiq management director nominees including the compensation of Epiq management from the time period that begins on the Effective Date and continues until the earlier of (i) five (5) years from the Effective Date or (ii) the current Chairman/Chief Executive Officer of Epiq is no longer either the Chairman and/or Chief Executive Officer of Epiq.

10.                               Executive warrants and agrees, with the understanding that such warranty and agreement are material to this Agreement, that prior to the Effective Date, Executive will have returned to Epiq any and all hard copies, or deleted and/or destroyed any and all electronic copies, and not retained any copies of, all Confidential Information (as defined on Exhibit A) in Executive’s possession, custody or control, and that on and after the Effective Date, no Confidential Information shall be in Executive’s possession, custody or control including on the Retained Equipment.  If Executive inadvertently did not return, delete and/or destroy Epiq Systems’ documents or property that should have been returned, deleted and/or destroyed earlier, then Executive will promptly return, delete and/or destroy any such items upon discovering it.

11.                               Executive also agrees to provide Epiq, on or before the Resignation Date: (a) all passwords or other codes necessary for Epiq to gain access to any and all software or data maintained or stored in Epiq-owned information technology assets; (b) all keys and key fobs to any Epiq office or facility including any leased corporate apartment; (c) employee identification cards used for any Epiq Systems office; and (d) all other property, tangible or intangible, provided for use during Executive’s employment, if any, except for the Retained Equipment, as set forth above.

12.                               The Release set forth herein may be pleaded as a full and complete defense to any Claim or other proceeding that may be instituted, prosecuted, alleged or attempted in breach of this Agreement.

13.                               In addition to the provisions contained herein, and by execution of this document, Executive expressly waives any and all rights to claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended, and the Older Workers’ Benefit Protection Act (the “OWBPA”) that may exist as of the date this Agreement is executed and:

(a)                                 Executive acknowledges that Executive’s waiver of rights or claims arising under the ADEA is in writing, written in a manner calculated to be understood, and is understood by Executive;

(b)                                 Executive expressly understands that this waiver refers to rights or claims arising under the ADEA;

(c)                                  Executive expressly understands that by execution of this document, Executive does not waive any ADEA rights or claims that may arise after the date this Agreement is executed;

(d)                                 Executive acknowledges that the waiver of Executive’s rights on claims arising under the ADEA is in exchange for the consideration outlined above;

(e)                                  Executive has been advised and encouraged in writing (via this Agreement) to consult with an attorney prior to signing this Agreement;

(f)                                   Executive has been given twenty-one (21) days after receipt of this Agreement (“Waiting Period”) in which to consider it (after which time this Agreement, if not accepted by execution by the Executive, shall be null and void), although Executive is free to sign the Agreement before then, but further acknowledges that by electing to execute this Agreement prior to the expiration of the Waiting Period, Executive has waived Executive’s right to consider this Agreement for the entire Waiting Period;

(g)                                  Executive understands that this Agreement, including the Release, shall not become effective and enforceable until the eighth day following execution of the Agreement (such date upon which this Agreement becomes effective being the “Effective Date”), and that at any time prior to such day Executive may revoke this Agreement.

14.                               Executive agrees that no promise or agreement not herein expressed has been made by Epiq or any Released Party; that this Agreement is not executed in reliance upon any statement or representation made by Epiq or any Released Party; that the mutual promises contained in this Agreement are the sole and only consideration for this Agreement and are accepted in full compromise and settlement and in satisfaction of any and every such Claim; that this Agreement is not to be construed as an admission of liability by Epiq or any Released Party, all liability being expressly denied by such parties; and that the terms and conditions hereof are contractual and not mere recitals.

15.                               THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS. THE PARTIES AGREE THAT ANY DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE SETTLED BY ARBITRATION TO BE HELD IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), WHICH ARBITRATION SHALL BE CONDUCTED AND HELD BEFORE ONE ARBITRATOR TO BE MUTUALLY AGREED IN THE KANSAS CITY AREA.  IF THE PARTIES CANNOT MUTUALLY AGREE ON SUCH ARBITRATOR WITHIN THIRTY (30) DAYS AFTER AAA PROVIDES THE PARTIES WITH A LIST OF POTENTIAL ARBITRATORS, THEN AAA SHALL APPOINT THE ARBITRATOR.  THE PARTIES AGREE THAT BY ENTERING INTO THIS AGREEMENT, THAT THE PARTIES ARE WAIVING A RIGHT TO TRIAL BY JURY.  THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION.  JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT OF COMPETENT JURISDICTION.  EPIQ WILL PAY:  (1) AAA’S FILING AND OTHER ADMINISTRATIVE FEES (LESS $100); (2) THE ARBITRATOR’S FEE AND REASONABLE TRAVEL EXPENSES; AND (3) THE COST OF RENTING AN ARBITRATION HEARING ROOM. EXECUTIVE WILL PAY $100 TOWARD SUCH FILING AND ADMINISTRATIVE COSTS TO EPIQ (UPON REQUEST BY EXECUTIVE, THE ARBITRATOR MAY DETERMINE THAT THE FEE SHOULD BE REFUNDED TO EXECUTIVE).  EACH PARTY SHALL PAY ITS OR HIS OR HER OWN EXPERTS’ AND/OR ATTORNEYS’ FEES, UNLESS THE ARBITRATOR AWARDS REASONABLE EXPERTS’ AND/OR ATTORNEYS’ FEES AS A “PREVAILING PARTY” UNDER APPLICABLE LAW.  EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE.  IN THE EVENT IT BECOMES NECESSARY FOR ANY AGGRIEVED PARTY (INCLUDING ANY RELEASED PARTY) TO BRING LEGAL ACTION AGAINST THE OTHER PARTY TO ENFORCE THE TERMS OF THIS AGREEMENT, WHETHER FOR INJUNCTIVE RELIEF OR DAMAGES, THE PARTIES AGREE THAT THE PREVAILING PARTY IN SUCH ACTION (IN WHOLE OR IN PART) SHALL BE ENTITLED TO RECOVER ITS COSTS AND EXPENSES INCURRED IN SUCH ACTION, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES FROM THE NON-PREVAILING PARTY (EXCEPT AS PROVIDED IN SECTION 8 ABOVE).

16.                               Executive shall be solely responsible for payment of any and all applicable income, employment, excise or other taxes related to payments under this Agreement; provided, however, that Epiq shall be responsible for paying any employer-taxes related to payments under this Agreement. Epiq may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable federal, state or local law or regulation. Executive represents and warrants to Epiq that Executive has had the opportunity to obtain Executive’s own legal and tax counsel in connection with the negotiation and drafting of this Agreement and that Executive has not relied upon Epiq, its officers, directors, employees, agents, including its counsel, for legal or tax advice.  To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. Epiq and Executive agree that Epiq shall, with Executive’s written consent, which shall not be unreasonably withheld, have the power to adjust the timing or other details relating to the payments described in this Agreement if Epiq determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A.

17.                               The current Chairman/Chief Executive Officer with the consent of the-then lead independent director of the Epiq Board of Directors shall pre-approve the filing and commencement of any lawsuit, complaint or similar action against Executive by Epiq Systems (on behalf of itself or any Released Party) arising out of or related to this Agreement.

18.                               The provisions of this Agreement are severable, and if any provision, section or paragraph or part of any provision, section or paragraph contained herein is found to be unenforceable or inoperable, then the other provisions, sections or paragraphs, or the remainder of the particular provision, section or paragraph, whichever applies, shall remain fully valid and enforceable.

19.                               This Agreement contains the entire agreement between Executive and Epiq concerning the foregoing matters and no change, modification or waiver of any provision hereof will be valid unless in writing and signed by all of the parties to be bound.

20.                               This Agreement may be executed in separate counterparts, each of which is deemed to be the original and all of which taken together constitute one and the same Agreement.

21.                               EXECUTIVE EXPRESSLY UNDERSTANDS AND AGREES THAT THE CONSIDERATION SPECIFICALLY STATED HEREIN IS THE SOLE CONSIDERATION FOR THIS AGREEMENT AND ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS.  EXECUTIVE EXECUTES THIS AGREEMENT VOLUNTARILY WITH THE FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDS TO BE LEGALLY BOUND HEREBY. FURTHERMORE, IT IS AGREED THAT EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE ASSENT TO THIS AGREEMENT BY WRITTEN NOTICE TO EPIQ TO THE UNDERSIGNED, WITHIN THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTIVE’S EXECUTION OF THIS AGREEMENT, AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN (7)-DAY PERIOD HAS EXPIRED.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date indicated under their respective signatures below.

EPIQ SYSTEMS, INC.		EXECUTIVE

Signed:	/s/ Brad D. Scott	Signed:	/s/ Elizabeth Braham

Name:	Brad D. Scott
Date: 3-14, 2014
Title:	Executive Vice President

Date: 3/14, 2014

EXHIBIT A

POST-TERMINATION OBLIGATIONS

1.              Definitions.

“Confidential Information” shall mean and include any and all confidential and/or proprietary information of Epiq Systems and/or its customers and suppliers, including but not limited to information relating to the following:  proprietary information; technical data, inventions, trade secrets, intellectual property, know-how, software, developments, processes, formulas, technology, designs, drawings, engineering, hardware configuration; business matters, business strategies, affairs, finances, sales, financial condition, operations; marketing, product information, research, product plans, products, services, customer lists, customers, markets; former, current, or prospective clients, vendors or employees;  and other information in any form of a similar nature not available to the public.

2.              Confidential Information.  Executive acknowledges that while employed by Epiq, Executive had access to, acquired and/or assisted in the development of Confidential Information.  Executive agrees not to use or disclose, and confirms Executive’s continuing obligation not to use or disclose, directly or indirectly, any Confidential Information at any time without the prior written authorization of the Epiq Chairman/Chief Executive Officer or the Board of Directors, or until the information otherwise becomes public knowledge without violation of this Agreement by Executive.   Nothing in this Agreement shall supersede nor relieve Executive of confidentiality and/or nondisclosure obligations stemming from any prior confidentiality agreement with Epiq, at common law or pursuant to the attorney-client privilege.  Executive further agrees to return, delete and/or destroy any and all hard copies, and delete and/or destroy any and all electronic copies of all Epiq Systems’ confidential documents relating to Epiq Systems’ business that Executive received while in Epiq’s employ, including email; to identify all other Epiq Systems’ property Executive has in Executive’s possession, custody and/or control immediately; and to return such other property as requested by Epiq. If Executive discovers that Executive inadvertently did not return, delete and/or destroy Epiq Systems’ documents or property that should have been returned, deleted and/or destroyed earlier, Executive will promptly return, delete and/or destroy any such items upon discovering it.  Executive agrees to the reasonableness of the restraint imposed under this paragraph.

3.              Non-solicitation/Competition.  Executive agrees that for the time period that begins on the Resignation Date and continues through the first anniversary of the Resignation Date, Executive will not, directly or indirectly: (i) compete against Epiq Systems or engage in employment with or provide independent contractor or consulting services for any person, corporation, firm or other entity which directly competes with Epiq Systems within its territories as of the Resignation Date; (ii) either on Executive’s own behalf or on behalf of any person or entity other than Epiq Systems, hire or attempt to hire, solicit, induce, recruit or encourage any other employees, contractors or suppliers of Epiq Systems to terminate their relationship with Epiq Systems in order to work for any person, corporation, firm, company or business entity other than Epiq Systems; or (iii) either on behalf of Executive or for any other person, corporation, firm, company or other business entity, do any of the following acts: (a) solicit, serve or cater to any of Epiq Systems’ customers whom

Executive solicited, served or catered to on behalf of Epiq Systems or with whom Executive became acquainted during the course of Executive’s employment with Epiq for the purpose of engaging in competition against the businesses of Epiq Systems within its territories as of the Resignation Date; (b) divert or attempt to divert any of Epiq Systems’ customers or any of the business or patronage of such customers; or (c) call upon, influence or attempt to influence any of Epiq Systems’ customers to transfer their business or patronage from Epiq Systems to Executive or to any other person, corporation, firm, company or business entity engaged in a directly competitive business within its territories as of the Resignation Date.  Executive agrees to the reasonableness of the restraint imposed under this paragraph.

EXHIBIT B

ADDITIONAL RELEASE

CERTIFICATE

I, Elizabeth M. Braham (“Executive”), in consideration for the mutual promises made in that certain Executive Resignation Agreement and General Release of Claims, dated                       , between Executive and Epiq Systems, Inc., a Missouri corporation (“Agreement”), hereby state that, as of the date of Executive’s signature on this Certificate, and as evidenced thereby, the following paragraphs 1 through 7 are true and correct, and Executive is in agreement with this Certificate.

1.                                      Capitalized terms used but not defined in this Certificate have the meanings set forth in the Agreement.

2.                                      Executive has signed this Certificate on or after December 1, 2014 and not later than the close of business on December 10, 2014.  Executive has promptly delivered this signed Certificate to Epiq.

3.                                      From the Effective Date of the Agreement through and including the date Executive has signed and delivered this Certificate below, Executive on behalf of Executive and all of Executive’s heirs and/or personal representatives hereby release and forever discharge the Released Parties of and from any and all Claims which Executive may have had, or may now have, relating to matters occurring on or before the date hereof, except those Claims (i) arising out of the performance of the Agreement; (ii) relating to Executive’s right to indemnification under the Indemnification Agreement; and (iii) Executive’s rights under employee benefit plans of Epiq Systems.  Without limiting in any way the generality of the foregoing general release, Executive specifically releases the Released Parties from any Claims which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation:  any claims Executive may have arising from or relating to Executive’s employment with or termination (including any constructive discharge) from employment with Epiq, including but not limited to breach of contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, and infliction of emotional distress; a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Age Discrimination in Employment Act of 1967, as amended (which prohibits age discrimination in employment); the Older Workers’ Benefit Protection Act (which prohibits age discrimination in employment); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); Section 4980B of the Internal Revenue Code of 1986, as amended (except as expressly set forth in herein); the National Labor Relations Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Fair Labor Standards Act, as amended; the Equal Pay Act of 1963, as amended; Kansas state or local statutes or common law, as amended; and any other federal, state or local laws of any kind or nature.  This includes a release by Executive of any claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, torts or any other claims in any way related to Executive’s employment with, resignation from, or termination from employment with Epiq.  Executive further releases any and all claims of whatever nature or source whether known or unknown which arise either partially or entirely from any other action or inaction by any Released Party.  Nothing in this Release or this Agreement shall constitute a release of any Claim that Executive may have or may hereafter have (i) arising out of the performance of this Agreement, (ii) relating to Executive’s rights under employee benefit plans of Epiq Systems, or (iii) relating to Executive’s rights to indemnification under the Indemnification Agreement, the Articles or the Bylaws.

4.                                      Save as permitted by Section 8 of the Agreement, Executive warrants, with the understanding that such warranty is material to this transaction, that Executive has not asserted, and no person or entity has asserted on Executive’s behalf, any claim, demand, cause of action or lawsuit arising out of or related in any way to the Executive’s employment with, resignation from, or termination from Epiq or regarding any of the Released Parties herein.  Executive specifically agrees that Executive will not in the future file any complaint, charge or lawsuit including to seek private remedies based on actions or omissions released herein against any Released Party, with any court or any other tribunal; nor will Executive file or assert any claim, complaint or charge seeking individual relief with any local, state or federal governmental agency.

5.                                      Executive warrants that Executive has not breached the Employment Agreement and that the Post-Termination Obligations remain in full force and effect, and nothing in the Agreement or this Certificate relieves Executive of complying with the Post-Termination Obligations.  With respect to any Epiq common stock owned by Executive, and in connection with any Epiq shareholder-related vote, the Executive agrees to vote such stock in favor of the Epiq management director nominees including the compensation of Epiq management from the time period that begins on the Effective Date and continues until the earlier of (i) five (5) years from the Effective Date or (ii) the current Chairman/Chief Executive Officer of Epiq is no longer either the Chairman and/or Chief Executive Officer of Epiq.

6.                                      Executive warrants and agrees that Epiq has paid Executive all salary, benefits, and compensation of any nature, due and owing in accordance with the payroll schedule in existence as of the Resignation Date.

7.                                      Executive acknowledges and agrees that:

(a)                                 Executive’s waiver of rights or claims arising under the ADEA is in writing, written in a manner calculated to be understood, and is understood by Executive;

(b)                                 Executive expressly understands that this waiver refers to rights or claims arising under the ADEA;

(c)                                  Executive expressly understands that by execution of this Certificate, Executive does not waive any ADEA rights or claims that may arise after the date this Certificate is executed by Executive;

(d)                                 Executive acknowledges that the waiver of Executive’s rights or claims arising under the ADEA is in exchange for the consideration outlined in the Agreement;

(e)                                  Executive has been advised and encouraged in writing (via this Certificate) to consult with an attorney prior to signing this Certificate;

(f)                                   Executive was provided a copy of this Certificate as Exhibit B to the Agreement and, as such, has been given more than twenty-one (21) days to consider this Certificate;

(g)                                  Executive understands that this Certificate, including the Release, shall not become effective and enforceable until the eighth day following execution of this Certificate (“Revocation Period”), and that at any time prior to such day Executive may revoke this Certificate; and

(f)                                   Nothing in this Certificate is intended to supersede the parties’ respective rights and obligations contained in the Agreement, and that the Agreement shall survive and remain in full force and effect following Executive’s execution of this Certificate.

THIS CERTIFICATE has been agreed to as of the date below by the Executive.

SIGNED BY THE EXECUTIVE:

Elizabeth M. Braham	Date

EXHIBIT C

RETAINED EQUIPMENT

Equipment	Serial Number
Apple iPad	F17LN4QWFNST
Apple iPhone	DMPL50NQFCY8
Sony Vaio 70-7450	S013103158
Sony Vaio 60-11502	S0100000103X